Exhibit 99.1

Contacts:
James E. Braun, Executive Vice President and Chief Financial Officer
Jim.Braun@mrcglobal.com
832-308-2845
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE	Dennard • Lascar Associates, LLC
ken@dennardlascar.com
713-529-6600

MRC GLOBAL INC. TO ACQUIRE FLOW CONTROL PRODUCTS

HOUSTON – June 18, 2013 — MRC Global Inc. (NYSE:MRC) announced today that it has signed an agreement to acquire the operating assets of Dan H. Brown, Inc., D/B/A Flow Control Products (Flow Control).

Founded in Odessa, Texas in 1981, Flow Control is a leading provider of pneumatic, electric and electro-hydraulic valve automation packages and related field support to the Permian Basin energy industry, including production facilities, pipelines, and plant operations. Flow Control employs 25 people and will operate as an MRC Valve Automation Center. Flow Control reported 2012 revenues of $28 million.

Concurrent with this transaction, MRC is expanding its existing facility in Odessa into a 110,000 square foot Regional Distribution Center. When completed in 2014, the Flow Control business will operate from this newly expanded facility. The combined acquisition and expansion further extends MRC’s commitment to service the valve and valve automation markets. The new facility will be MRC’s 25th global automation center and be fully capable to service the upstream production and midstream pipeline markets.

The Permian Basin is the most active oil drilling and production region in the United States. Currently, more than 440 rigs are operating within the region. The Odessa, TX Valve Automation Center will serve customers’ complete valve automation needs alongside MRC’s current network of 25 service locations throughout the Permian Basin and Texas Panhandle.

“This acquisition is part of MRC’s continued commitment to support our customers’ growth in a major oil producing region of the U.S.,” stated Andrew R. Lane, MRC Chairman, President and CEO. “I am pleased to welcome Flow Control’s experienced and technically knowledgeable valve professionals to our team in the Permian Basin.”

“Both of our companies have succeeded by focusing on providing superior customer service,” added Dan Brown, Flow Control President. “MRC will help us continue our rapid growth and provide our dedicated employees with additional opportunities in a large, global company.”

The completion of the acquisition is subject to customary and usual conditions and is expected to close early in the third quarter.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found at www.mrcglobal.com.

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